EXHIBIT 4.9

CONSULTING SERVICES AGREEMENT

PatentVest will perform certain of the Consulting Services generally described below in the Summary and Schedule. The Original Scope of Consulting Services will be the initial services to be provided by PatentVest and will be conducted in accord with the annual fee. Legal Services will be subject to a separate agreement and are not included herein. These Consulting Services will be provided in accordance with the following terms and conditions:

1. Identity of Parties and Explanation of Representation

PatentVest, Inc., a Delaware corporation (“PatentVest” or “We/Us”), formed in November 2007, provides services to inventors, start-ups, academics, and institutions seeking to identify, develop, and commercialize innovative technologies. PatentVest is wholly owned by MDB Capital Holdings, LLC, a Delaware limited liability company (“MDB”). PatentVest is licensed as an Alternative Business Structure in the State of Arizona (ABS License No. 7144). Services provided by other MDB or MDB-affiliated entities, such as Public Ventures LLC, shall not be assumed or construed as part of this Consulting Services Agreement (“Agreement”) and are separate services subject to the terms of such further engagements and fee structures.

ENDRA Life Science Inc., a DELAWARE corporation (“Client” or “you”) wishes to engage PatentVest to provide Services described below in Section 2, and PatentVest is willing to provide such Services upon the terms and conditions set forth below.

2. Services

Client hereby retains PatentVest to provide the following professional, research and validation Services (collectively, the “Services”):

Services provided in the first year of our engagement will constitute the “Original Scope of Consulting Services”. The Original Scope of Consulting Services offered will be inclusive and covered under a program fee of $200,000 for the first annual term, which includes deliverables under “Landscaping”, “Strategy”, and Reporting (subsection of the “Prosecution, Surveillance, Reporting”) categories in the Summary, as well as “Technology Assessment”, “Strategy Development”, and “Implementation” columns in the Schedule. At the conclusion of the first annual term, this Agreement will renew only with the mutual written consent of PatentVest and ENDRA.

As set forth above, the Original Scope of Consulting Services will be provided under the terms of this Consulting Services Agreement, and are inclusive in the annual fee. Should Client request meetings, reports, analyses, or services outside the scope of the Original Scope of Consulting Services, the scope of such additional services and fees will be mutually agreed upon in writing between PatentVest and Client in a separate agreement.

Should you request additional meetings, deliverables, reports, analyses, or services outside the Original Scope of Consulting Services, the expanded scope of such services and fees will be mutually agreed upon in writing between PatentVest and you before any expanded work is undertaken. Value Inflection services (set forth in the final column in the Schedule) are services that may be provided by MDB Capital Holdings, LLC or its affiliated partners such as Public Ventures LLC, or third-party service provider(s), and will not be provided by PatentVest, Inc.

PatentVest and/or its affiliates may also provide additional services such as business strategy consulting, developing an investor pitch and diligence platform, and solicitation and coordination of partnerships. Separate entities, such as MDB’s affiliate Public Ventures, LLC, may also provide funding, and strategies under separate engagements.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

3. Timing & Delivery

Our work will begin upon your written acceptance of the terms in this Engagement Letter. Together, we and you, shall mutually agree upon a “Project Schedule” consistent with the time-frame and sequence described in the Schedule of Deliverables. The first annual term of the Agreement will begin at the time of execution of this document and will continue for a period of one-year, or until such time as terminated subject to the provisions of Sections 7 or 8. At the conclusion of the first annual term, this Agreement will renew only with the mutual written consent of PatentVest and ENDRA. If this Agreement is renewed, an additional reasonable fee, as will be mutually agreed by the parties for the next annual term, for the continued Services shall be assessed and due immediately upon the anniversary of the conclusion of the first annual term.

4. Compensation and Fees, Costs and Expenses; Ethical Issues Related to Payment of Certain Fees.

A. Fees. Client agrees to compensate PatentVest as follows:

Client agrees to compensate PatentVest at the fixed rate of $200,000 in restricted stock annually for the Original Scope of Consulting Services. The services of the Director of Investment Analysis, and Junior and Senior IP Analysts are included in the Original Scope of Consulting Services. The restricted stock will be issued pursuant to a customary restricted stock agreement, and will vest based on commencement and ultimate completion of deliverables set forth on the Project Schedule. For clarity, PatentVest acknowledges that (1) the issuance of the shares will not be registered under U.S. federal or state securities laws and will therefore constitute “restricted securities” as defined in Rule 144 under the Securities Act of 1933 and (2) the shares will accordingly bear a customary restrictive legend as well as a legend regarding the restrictions imposed by the restricted stock agreement.

Furthermore the Client also agrees that PatentVest will be entrusted with the execution of a comprehensive licensing campaign on behalf of the Client, ensuring the maximization of their intellectual property's value. PatentVest’s compensation will be structured as a success fee, equal to 7% of any considerations, whether in cash or kind, received by the Client, for transactions occurring during term of this Agreement or within six months following termination of this Agreement. This encompasses royalties, fees, and any form of consideration arising from licensing, commercialization, or purchase agreements that PatentVest actively contributes to facilitating with prospective partners, on behalf of Client. The Client hereby recognizes this success fee is in payment of Commercial Services exclusively and is not related to any Legal Services or Legal Advice associated to the licensing campaign.

The Fees for Services are representative of an annual engagement where parties commit to at least one year of work, and understand that such services may be front-, mid- or back-loaded and may not consist of regular provision of services throughout the year, unless otherwise specified in the mutually agreed upon “Project Schedule”.

For the purposes of additional Consulting Services beyond the Original Scope of Consulting Servies, an hourly rate may be established to compensate PatentVest Services. At the time of this Agreement the Chief IP Strategist hourly rate is $850, patent attorneys at $550, paralegals at $200, the Director of Investment Analysis at $400 and Senior IP Analysists at $200 per hour. Hourly rates are subject to change unilaterally by PatentVest and upon written notice to Client. Filing Fees and Database Fees will be charged on a passthrough basis only and are due upon invoicing, Section 5 below.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

B. Equity in Lieu of Payment

Client understands and acknowledges that in exchange for the Services described in this Agreement, PatentVest may be compensated with shares of restricted stock of Client, and as a result, PatentVest, MDB, and/or its Affiliates, may become a shareholder of Client. In this regard, Client understands and acknowledges that:

(i) the issuance of the restricted stock as Fees to PatentVest shall be subject to Client’s compliance with applicable federal and state securities laws;

(ii) as a shareholder of Client, PatentVest will have the rights and responsibilities of any other shareholder of Client, and will be owed the duties and obligations as are or may be owed to any other shareholder of Client, each as applicable under the federal and state securities laws;

(iii) In the event of termination of the relationship between the Parties, PatentVest may, at its sole option, liquidate its capital stock holdings in Client by selling such stock holdings, subject to all applicable securities laws, to Client or to one or More third parties.

A. Expenses.

Client understands that Client will be liable for reasonably incurred filing fees, expenses, and foreign associate fees incurred in furtherance of Client’s goals and further agrees to reimburse PatentVest for all reasonable and necessary costs and disbursements incurred by PatentVest on Client’s behalf; provided in each case same has been pre-approved in writing by Client. PatentVest will not add any markups or fees on expenses incurred on the Client’s behalf. In addition, should PatentVest provide Legal Services, such Legal Services will be subject to a separate Legal Services Agreement.

5. Invoices, Late Payment/Interest.

Client agrees to pay invoices presented by PatentVest for additional Services and related disbursements within thirty (30) calendar days after being invoiced. All payments shall be earned upon receipt. If payment in full is not received within 30 (thirty) calendar days from the invoice due date, you shall pay interest at on such overdue invoice amounts as provided for below in this section, along with costs of collection incurred by us, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest charged for any overdue invoices will be calculated per day of actual delay, from the due date of invoice and based on a rate equal to the lesser of one and one-half percent (1.5%) of the outstanding balance per month, or the maximum rate of interest allowed by law. Client hereby agrees to submit to the exclusive jurisdiction and venue of the State of Delaware, United States District Court for the District of Delaware, and under the choice of laws of the State of Delaware, regarding any actions brought to construe this Section and/or any term of this entire Agreement or to enforce the terms of this Section and/or any term of this entire Agreement, subject to Arbitration clause set forth below.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

PatentVest, in its sole discretion, may elect to accept additional Fees in the form of a mutually agreed-upon percentage of equity in Client’s fully-diluted issued and outstanding shares of capital stock in authorized common and/or preferred shares.

6. Confidentiality. Parties may agree to certain Confidentiality terms and conditions of a separate Mutual Non-Disclosure Agreement executed or intended to be executed by PatentVest and Client simultaneously herewith (“NDA”), shall govern and control the manner in which Confidential Information (defined below) is protected. The term Confidential Information shall have the meaning set forth in the NDA.

7. Termination by Client. The Client may terminate its relationship with PatentVest by providing ten (10) day’s written notice. The termination shall not affect the Client’s obligation to pay for prorated earned restricted stock (i.e. PatentVest shall be entitled to retain and not forfeit restricted stock based on the percentage amounts assigned to deliverables on the Project Schedule that have been initiated prior to termination and are ultimately delivered to Client) and fees incurred prior to termination.

8. Termination by PatentVest. Client warrants that it will maintain acceptable standard for conduct and business in the United States and abroad, and will accord will all relevant laws, rules, and regulations. PatentVest may immediately terminate its relationship with ENDRA for cause in the event of a material breach of the terms set forth herein, or if ENDRA engages in behavior or activities that may cause ill-repute or reflect poorly on PatentVest, MDB, or its affiliates, or any violation of the laws and regulations of a relevant jurisdiction or agency. In the event that PatentVest terminates this Agreement, PatentVest will assist in the transfer of any active Client workstreams.

9. Arbitration. All disputes arising under this agreement, or breach thereof, shall be governed by and interpreted in accordance with the laws of State of Delaware, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in the State of Delaware before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Delaware. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions. Nothing contained herein shall prevent a party from obtaining an injunction.

10. Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between you and either us or any employee of yours or ours.

11. Warranty. YOU ACKNOWLEDGE THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY US EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY US IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. WE DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

12. YOU AGREE THAT OUR AGGREGATE MONETARY LIABILITY FOR CAUSES ARISING OUT OF OR RELATED TO COMMERCIAL, BUSINESS OR FINANCIAL SERVICES (REGARDLESS OF THE FORM OF ACTION) UNDER OR RELATING TO THIS AGREEMENT, WHETHER PRIOR TO OR SUBSEQUENT TO ITS EXECUTION OR TERMINATION, SHALL IN NO EVENT, EXCLUDING CASES OF FRAUD, WILLFUL MISCONDUCT, OR GROSS NEGLIGENCE BY PATENTVEST, EXCEED THE TOTAL OF ALL AMOUNTS PAID TO US BY YOU FOR THE DELIVERABLE ORIGINAL SCOPE OF CONSULTING SERVICES OR SERVICES GIVING RISE TO SUCH LIABILITY. YOU WILL INDEMNIFY, DEFEND, AND HOLD HARMLESS US AND OUR PERSONNEL FROM ANY CLAIMS, LIABILITIES, COSTS, AND EXPENSES THAT ARISE, FOR ANY REASON, RELATED TO THE DELIVERY OF SUCH SERVICES PURSUANT TO THIS AGREEMENT.

13. Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this Engagement Letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on our income, you agree to pay any current or future applicable tax which we may be required to pay or collect, and which is imposed on the sale or delivery, or services purchased or licensed in this Engagement Letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. Your obligation to pay taxes includes any interest. To the extent we have not collected and remitted any applicable tax for you in reliance upon your erroneous representation as to your tax status, your obligation to pay taxes shall include any penalties imposed by any taxing authorities.

14. Entire Agreement. This Engagement Letter reflects the entire agreement between you and us related to the Services described in this Consulting Services Agreement. It replaces and supersedes any previous proposals, correspondence, and understandings, whether written or oral. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision herein.

In witness whereof, ENDRA and PatentVest agree to, accept, and acknowledge the foregoing terms and conditions pursuant to which PatentVest will provide services to ENDRA:

ENDRA Life Science Inc.

By: /s/ Francois Michelon
Name: Francois Michelon
Title: CEO
Date: November 29, 2023.

PatentVest, Inc.

By: /s/ Chris Marlett
Name: Chris Marlett
Title: CEO
Date: November 29, 2023.

Reviewed and Accepted by PatentVest, Inc. Compliance Lawyer:

/s/ Matt Bycer

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

LEGAL SERVICES AGREEMENT

TERMS OF ENGAGEMENT

PatentVest will perform certain Legal Services for ENDRA from time to time in accordance with the terms of this Legal Services Agreement. Consulting Services will be subject to a separate written agreement and are not included herein. These Consulting Services will be provided in accordance with the following terms and conditions:

1. Identity of Parties and Explanation of Representation

PatentVest, Inc., a Delaware corporation (“PatentVest” or “We/Us”), formed in November 2007, provides services to inventors, start-ups, academics, and institutions seeking to identify, develop, and commercialize innovative technologies. These services generally may include Legal Services and other non-legal professional services. PatentVest is wholly owned by MDB Capital Holdings, LLC, a Delaware limited liability company (“MDB”). PatentVest is licensed as an Alternative Business Structure in the State of Arizona (ABS License No. 7144). Services provided by other MDB or MDB-affiliated entities, such as Public Ventures LLC, shall not be assumed or construed as part of this agreement and are separate services subject to the terms of such further engagements and fee structures.

ENDRA Life Science Inc., a DELAWARE corporation (“Client” or “you”) wishes to engage PatentVest to provide the Legal Services described below in Section 2, and PatentVest is willing to provide such Legal Services upon the terms and conditions set forth below.

PatentVest is licensed to practice law in the State of Arizona, and our attorneys are licensed to conduct federal intellectual property services, including practice before the United States Patent and Trademark Office (USPTO). PatentVest’s Legal Services are limited to activities representing you by prosecuting your intellectual property rights before the USPTO and will be conducted by our licensed attorneys and USPTO agents. Foreign patent prosecution will be conducted through our affiliated legal representatives, duly licensed in the appropriate jurisdiction(s). Engagement of PatentVest for Legal Services is limited to the legal matters described in the Summary and the Schedule, and any Legal Services must be initiated by a separate written agreement.

Legal Services will be provided on an as-needed basis and will be billed on an hourly basis, or as otherwise agreed. Legal Services and prosecutorial deliverables may be subject to the payment of advance fees prior to any work being performed. These Legal Services and costs will not be incurred without your prior written approval.

2. Legal Services

Client hereby retains PatentVest to provide the following Legal and paralegal services (collectively, the “Legal Services”):

PatentVest will design an intellectual property strategy for Client’s technology, provide competitive and prior art analysis, and execute an intellectual property strategy. Legal Services may include preparing and filing patent application(s) and/or trademark application(s) with the United States Patent and Trademark Office (USPTO) and applicable foreign patent and intellectual property offices, prosecution of such application(s), maintenance of patents, legal counsel, and services relating to potential licensing, negotiations, and litigation, and other enforcement of its intellectual property rights (“Legal Services”). Notwithstanding the foregoing, prior to Client incurring any fees for Legal Services such Legal Services shall have been accepted in a separate writing.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

As may be agreed in writing signed by both parties with informed consent, PatentVest may also assist Client with other legal matters as they arise. Client acknowledges that PatentVest makes no representation or assurance as to the likely outcome of any particular matter with respect to Client’s legal or intellectual property rights.

3. Compensation and Fees, Costs and Expenses; Ethical Issues Related to Payment of Certain Fees.

A. Fees. Client agrees to compensate PatentVest as follows:

Client agrees to compensate PatentVest at its standard rates for attorneys and paralegals for Legal Services. Fees for Legal Services, unless otherwise agreed to as a fixed fee amount for a particular task, will be billed at an hourly rate. At the time of this Agreement the Chief IP Strategist hourly rate is $850, patent attorneys at $550, paralegals at $200, the Director of Investment Analysis at $400 and Senior Analysts at $200. Hourly rates are subject to change unilaterally by PatentVest and upon written notice to Client. Filing Fees and Database Fees will be charged on a passthrough basis only and are due upon invoicing, Section 5 below.

B. Ethical Issues Related to Payment of Certain Fees in the form of Equity.

1. PatentVest’s representation of Client is governed by the Rules of Professional Conduct adopted by the Arizona Supreme Court. Rule 1.8(a) is implicated when a law firm enters into a business transaction with a client, such as by accepting fees as a percentage of equity in a client’s capital stock. As PatentVest, its owner, MDB, or its affiliates may enter into an equity ownership arrangement with you, you hereby acknowledge receiving informed consent in undertaking any such transaction(s). ER 1.8(a) states:

(a) A lawyer shall not enter into a business transaction with a client or knowingly acquire an ownership, possessory, security or other pecuniary interest adverse to a client unless:

(1) the transaction and terms on which the lawyer acquires the interest are fair and reasonable to the client and are fully disclosed and transmitted in writing a manner that can be reasonably understood by the client;

(2) the client is advised in writing of the desirability of seeking and is given a reasonable opportunity to seek the advice of independent legal counsel on the transaction; and

(3) the client gives informed consent, in a writing signed by the client, to the essential terms of the transaction and the lawyer's role in the transaction, including whether the lawyer is representing the client in the transaction.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

2. Rules of Professional Conduct Rule 1.7 and other relevant rules prohibit an attorney from representing a client where the attorney’s personal interests conflicts with those of the client unless four conditions are met: (1) despite the conflict, the attorney reasonably believes that it can provide competent and diligent representation to the client, (2) the representation is lawful, (3) the attorney does not represent competing clients on the same matter in the same litigation or other formal proceeding, and (4) the client waives the conflict after being fairly advised of the circumstances.

In this case, PatentVest and/or PatentVest’s owner, MDB, is or may also become a shareholder of Client. As a result, PatentVest’s interests may conflict with Client’s interests as follows: There may be a risk that Client confidences will be revealed to MDB or other affiliated entities. In addition, there may be a risk that the relationship between PatentVest and MDB will interfere with PatentVest’s duty of loyalty to Client and/or its independent professional judgment, as PatentVest may be inclined to consider the interests of MDB in providing legal advice and Legal Services, rather than considering the sole interests of Client with regard to the Legal Services. Further, MDB may be inclined to encourage Client to engage PatentVest over other Legal Services providers as a result of MDB and PatentVest’s relationship. You hereby acknowledge these circumstances and waive the potential conflicts of interest due to co-ownership and shared equity status of PatentVest in ENDRA.

The purpose of this Section is to advise Client of actual and potential conflicts and seek Client’s informed consent before undertaking this representation. Based on this ethical rule, PatentVest’s representation of Client under this Agreement with fees paid in the form of Equity is undertaken with the following understanding:

(a) By agreeing to this representation, Client waives any conflicts of interest described herein and consents to PatentVest’s representation of Client.

(b) Client understands and acknowledges that it has been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution, and has been advised by PatentVest to do so.

3. Based on these ethical rules, PatentVest’s representation of Client under this Agreement, with Fees paid as described in this Agreement, is undertaken with the following understanding:

(a) Client understands and acknowledges that PatentVest may be compensated with shares of capital stock of Client, and as a result, PatentVest, MDB, and/or its Affiliates, may become a shareholder of Client. In this regard, Client understands and acknowledges that:

(i) the issuance of the capital stock as Fees to PatentVest shall be subject to Client’s compliance with applicable federal and state securities laws;

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

(ii) as a shareholder of Client, PatentVest will have the rights and responsibilities of any other shareholder of Client, and will be owed the duties and obligations as are or may be owed to any other shareholder of Client, each as applicable under the federal and state securities laws;

(iii) as a shareholder, the attorney-client privilege may not extend to all communications between Client and PatentVest;

(iv) following PatentVest’s receipt of the capital stock, matters could arise that would create a conflict of interest between PatentVest’s exercise of independent professional judgment in providing Legal Services to Client, and PatentVest’s desire to protect the value of the stock. As a consequence of such a conflict, PatentVest may have to withdraw as counsel with respect to the Legal Services described in this Agreement, or recommend that Client obtain independent counsel from another attorney to advise the Client on the matter giving rise to the conflict, which could result in time delays and/or additional expense to Client;

(v) In the event of termination of the relationship between the Parties, PatentVest may have the option to liquidate its capital stock holdings to Client for monetary reimbursement at a reasonable market rate. If parties cannot agree to a reasonable market rate, Parties will identify an acceptable third-party arbiter or accountant to provide the reasonable market rate for such capital stock for reimbursement to PatentVest.

(b) Client consents to payment of PatentVest’s Fees as described in this Agreement, and acknowledges and agrees that such Fees are fair and reasonable to Client;

(c) Client understands and acknowledges that it has been given an opportunity to seek independent legal advice with respect to the terms of this Agreement prior to its execution, and has been advised by PatentVest to do so; and

(d) Client understands, accepts and agrees to the terms, rights and obligations under this Agreement.

C. Expenses.

Client understands that Client will be liable for all filing fees, expenses, and foreign associate fees incurred in furtherance of Client’s goals and further agrees to reimburse PatentVest for all reasonable and necessary costs and disbursements incurred by PatentVest on Client’s behalf in rendering Legal Services. In the pursuit of foreign IP rights, PatentVest may engage law firms duly licensed in foreign countries, and such foreign law firms may incur charges and fees in the representation of Client. Where feasible, PatentVest will provide Client with advance estimates of the expected costs of foreign prosecution, and Client will be responsible for such foreign practice fees and expenses. Nothwithstanding the foregoing, Client shall only be liable for the filing fees, expenses, and foreign associate fees that it has previously approved in writing. Client also understands that PatentVest and its foreign law firms may take on the responsibility for reporting future actions and/or deadlines, or properly disposing of case files after termination of services, and Client will be responsible for these legal fees and expenses incurred.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

5. Invoices, Late Payment/Interest. When necessary, PatentVest may require advance fees for Legal Services and to cover Legal Service fees, governmental fees, and other expenses. Advanced payment for Legal Services will be earned upon receipt. Payment or advances for governmental fees and out-of-pocket expenses will be maintained in PatentVest’s Interest on Lawyer Trust Accounts (IOLTA) (“Trust Account”) as required under Arizona law, until earned, accrued, or disbursed. Client authorizes PatentVest to debit Trust Account funds after a reasonable time from the date of billing, no longer than thirty (30) days.

Client agrees to pay invoices presented by PatentVest for Legal Services and related disbursements within thirty (30) days after being invoiced. All payments shall be earned upon receipt. If payment in full is not received within thirty (30) days from the invoice due date, you shall pay interest on such overdue invoice amounts as provided for below in this section, along with costs of collection incurred by us, including but not limited to, collection agency fees and reasonable attorney’s fees (whether or not suit is brought to affect such collection). The interest charged for any overdue invoices will be calculated per day of actual delay, from the due date of invoice, and based on the maximum rate of interest allowed by law. Client hereby agrees to submit to the exclusive jurisdiction and venue of the State of Delaware, United States District Court for thr District of Delaware, and under the choice of laws of the State of Delaware, regarding any actions brought to construe this Section and/or any term of this entire Agreement or to enforce the terms of this Section and/or any term of this entire Agreement, subject to Section 14.

6. Confidentiality. In providing Legal Services, PatentVest is obligated to protect Client’s confidences, as provided by the Rules of Professional Conduct adopted by the Arizona Supreme Court. PatentVest takes this obligation seriously, and this obligation will continue after PatentVest’s representation is terminated. PatentVest will not disclose any confidential information of Client to any other client, even where that information might have some bearing on their interests. Likewise, PatentVest will not disclose the confidences of any other client to Client, even where that information might have some bearing on Client’s interests, and Client agrees that PatentVest is under no obligation to do so.

7. Termination by Client. The Client may terminate its relationship with PatentVest by providing ten (10) day’s written notice. The termination shall not affect the Client’s obligation to pay for Legal Services provided prior to termination, and fees and costs incurred by PatentVest for winding down or transferring the work.

8. Termination by PatentVest. In the course of offering Legal Services, PatentVest will have the right to terminate this Agreement and withdraw from further representation of Client upon ten days written notice to Client in the event that PatentVest concludes that it can no longer perform adequate, ethical or effective representation of Client, or in the event that Client does not provide reasonable cooperation and assistance to effectively enforce or defend against the claims, or in the event Client fails, within thirty (30) days after being invoiced by PatentVest, to make full payment for Legal Services and costs accrued pursuant to this Agreement. PatentVest’s other services, such as Consulting Services and the Original Scope of Consulting Services agreed upon separate instrument, will not be affected by such termination of Legal Services and legal representation.

Client warrants that it will maintain acceptable standard for conduct and business in the United States and abroad, and will accord will all relevant laws, rules, and regulations. PatentVest may immediately terminate its relationship with ENDRA for cause in the event of a material breach of the terms set forth herein, or if ENDRA engages in behavior or activities that may cause ill-repute or reflect poorly on PatentVest, MDB, or its affiliates, or any violation of the laws and regulations of a relevant jurisdiction or agency.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

9. Other Clients. This letter confirms with Client that PatentVest’s agreement to represent Client is conditioned upon the understanding that PatentVest is free to represent any clients and to take positions adverse to either Client or an affiliated entity of Client in any matters (whether involving the same substantive area(s) of law for which Client has retained PatentVest or some unrelated area(s), and whether involving business transactions, counseling, intellectual property prosecution, litigation or otherwise), which do not involve the same factual and legal issues as matters for the Client has retained PatentVest or may hereafter retain PatentVest, provided such representation is consistent with the Arizona and USPTO Rules of Professional Conduct. As of the date of this Agreement, PatentVest is not aware of any conflicts with any current client of the PatentVest. Client should be aware that, in similar engagement letters with other clients of PatentVest, PatentVest has and/or will ask for similar agreements to preserve PatentVest’s ability to represent Client.

10. Power of Attorney. In the event Client seeks PatentVest to conduct any Legal Services, Client hereby designates and appoints PatentVest as its counsel attorney, hereby authorizing and empowering PatentVest to do any and all things necessary and proper in the rendition of such Legal Services as described above.

11. No Tax Advice. You are hereby advised that PatentVest is not a tax law or accounting firm and is not providing tax advice hereunder. Any advice or recommendation of ours should not be and is not to be construed as tax advice. You are advised and encouraged to seek tax advice from your preferred tax attorney or accountant, especially where you desire to avail yourself of the attorney-client privilege where relevant. Upon request from you, we may refer you to a tax law or accounting firm, with whom we may or may not do business, from time to time. We make no assurances or warranties with respect to the services or Legal Services of such tax law or accounting firms.

12. File Retention. Client legal files include, without limitation, pleadings, legal documents, evidence, discovery, legal research, work product, transcripts, correspondence, drafts, and notes, but not internal practice management memoranda. Work product (including drafts and notes) as well as emails are part of the client files. The client files will be and remain your property. You agree that we may enact and implement reasonable retention policies for electronic documents and our firm has discretion to delete such documents.

At the conclusion of our representation (which shall be defined as the time that our work for you has been completed), your file(s) shall be made available to you, and you shall have the right to take possession of the original file(s) as your property. We will be entitled to make copies if we choose. You also agree at the conclusion of our representation (whether or not you take possession of the file(s)) to take possession of any and all original contracts in the file(s) and we shall have no further responsibility with regard to such documents. We advise you to keep all such documents provided to you in a safe location.

If you do not take possession of the file(s) at the conclusion of the representation, we will store the file for you for a period of five (5) years, after which time it will be disposed of in accordance with our file retention policy.

13. Electronic Storage and Communications. We retain many file documents in electronic format only and these may be stored on a secure separate third-party server accessed via the internet. We communicate from time to time with our clients via facsimile, mobile telephone, and email. We will assume that third parties (e.g., employers or family members) do not have access to the email address which you provide us so you can receive confidential correspondence from us at that address. Please be certain that your email filters do not block emails from our office and that the allowable size of incoming emails is sufficient to accept emails from us with attachments and check the email regularly. No form of storage or communication is completely secure and these forms of storage and communication have some risk of improper interception even though our firm maintains reasonable security measures to assure the confidentiality of your information. If you and or your company require any heightened security measures for the storage or transmission of electronic data, such as for government clearances, please notify us.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

14. Arbitration. All disputes arising under this agreement, or breach thereof, shall be governed by and interpreted in accordance with the laws of State of Delaware, without regard to principles of conflict of laws. The parties to this agreement will submit all disputes arising under this agreement to arbitration in the State of Delaware before a single arbitrator of the American Arbitration Association (“AAA”). The arbitrator shall be selected by application of the rules of the AAA, or by mutual agreement of the parties, except that such arbitrator shall be an attorney admitted to practice law in the State of Delaware. No party to this agreement will challenge the jurisdiction or venue provisions as provided in this section. No party to this agreement will challenge the jurisdiction or venue provisions. Nothing contained herein shall prevent a party from obtaining an injunction.

15. Independent Contractor. The parties are and shall be independent contractors to one another, and nothing herein shall be deemed to cause these services to create an agency, partnership, or joint venture between the parties. Further, nothing in this engagement letter shall be interpreted or construed as creating or establishing the relationship of employer and employee between you and either us or any employee of yours or ours.

16. Warranty. The Legal Services are warranted to conform substantially to the services described in Section 2. As the exclusive remedy for any breach of this warranty, we shall reperform Legal Services at no cost to you necessary to remedy or avoid any condition that results in the Legal Services not performing as warranted above. This warranty is conditioned upon receipt by us of written notice from you of all claimed breaches within sixty (60) days of the date of delivery of the Services. YOU ACKNOWLEDGE THAT NO EXPRESS WARRANTIES HAVE BEEN MADE BY US EXCEPT FOR THE LIMITED WARRANTY MADE IN THIS PARAGRAPH. THIS LIMITED WARRANTY AND THE ASSOCIATED LIMITED REMEDY IS PROVIDED BY US IN LIEU OF ALL OTHER WARRANTIES AND REMEDIES RELATED TO PERFORMANCE OF THE SERVICES. WE DISCLAIM ALL IMPLIED WARRANTIES, INCLUDING IMPLIED WARRANTIES OF TITLE, MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

17. Taxes. All charges for the sale or delivery of services purchased or licensed pursuant to this Engagement Letter, unless otherwise noted, are exclusive of applicable taxes. Excluding taxes on our income, you agree to pay any current or future applicable tax which we may be required to pay or collect, and which is imposed on the sale or delivery, or services purchased or licensed in this Engagement Letter. Such taxes may include, but are not limited to, state and local privilege, excise, sales, services, withholding, and use. Your obligation to pay taxes includes any interest. To the extent we have not collected and remitted any applicable tax for you in reliance upon your erroneous representation as to your tax status, your obligation to pay taxes shall include any penalties imposed by any taxing authorities.

18. Survival. The terms of engagement between you and us contained in this herein shall survive the client engagement or termination thereof. If any term or provision of this Agreement is invalid, illegal, or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision herein.

Please confirm your agreement with the foregoing by signing below. We are pleased to have this opportunity to be of service to you.

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010

ENDRA agrees to, accepts, and acknowledges the foregoing terms and conditions pursuant to which PatentVest will provide Legal Services:

ENDRA Life Science Inc.

By:
Name: Francois Michelon
Title: CEO
Date: November 13th, 2023.

Reviewed and Accepted by PatentVest, Inc. Compliance Lawyer:

/s/ Matt Bycer

PATENTVEST * 14135 Midway Rd., Suite G-150, Addison, TX 75001 * 945-262-9010